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                                                                         EX10.22
                              ==================
                                 CONTINENTAL
                                   CAPITAL
                                   & EQUITY
                                  CORPORATION
                              ==================






                            195 Wekiva Springs Road
                                   Suite 200
                            Longwood, Florida 32779
                                     PHONE
                                (407) 682-2001
                                      FAX
                                (407) 682-2544



                           CLIENT SERVICE AGREEMENT
THIS AGREEMENT is made and entered into this 20th day of February, 1998 between CONTINENTAL CAPITAL & EQUITY CORPORATION, located at 195 Wekiva Springs Road, Suite 200, Longwood, FL 32779, hereinafter sometimes referred to as (CCEC) and ASHTON TECHNOLOGY GROUP, INC., located at 1900 Market Street, Suite 701, Philadelphia, PA 19103, hereinafter sometimes referred to as (the "Company").

WITNESSETH:

WHEREAS, CCEC is a public relations and direct marketing advertising firm specializing in the dissemination of information about publicly traded companies, and

WHEREAS, the Company is publicly held with its common stock trading on one or more stock exchanges and/or over the counter or on NASDAQ, and

WHEREAS, the Company desires to publicize itself with the intention of making its name and business better known to its shareholders, investors, and brokerage houses, and

WHEREAS, CCEC is willing to accept the Company as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1. ENGAGEMENT: The Company hereby engages CCEC to publicize the Company to brokers, prospective investors and shareholders described in Section 2 of this agreement, and subject to the further provisions of this Agreement. CCEC hereby accepts the Company as a client and agrees to publicize it as described in
Section 2 of this agreement, but subject to the further provisions of this Agreement.

2. MARKETING PROGRAM: Consists of the following components:
       (A) CCEC will review and analyze all aspects of the Company's goals and make recommendations on feasibility and achievement of desired goals.

       (B) CCEC will review all the general information and recent filings from the Company and produce and mail a 100,000 piece direct mail package to include an 11" X 17" self mailer and an ample number of corporate profiles so as to allow for one profile for each respondent to the original mailing. Profiles will be prepared in brokerage style format, both items to be approved by the Company prior to circulation.

       (C) CCEC will provide through their Broker Relations Department, firms and brokers interested in participating and schedule and conduct the necessary due diligence and obtain the required approvals for those firms to participate. CCEC will also interview and make determinations on any firms or brokers referred by the Company with regard to their participation.

       (D) CCEC will create a due diligence package for dissemination to the investment community, including those brokerage firms, analysts and

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     fund managers within CCEC's network. All information disseminated by CCEC on behalf of the Company will be approved in writing by the Company prior to its dissemination.

     (E) CCEC will use its fax broadcast network, composed of brokers, analysts, fund managers and accredited investors, to deliver news and pertinent information about the Company.

     (F) CCEC will provide Internet exposure for the Company on CCEC's website, www.insidewallstreet.com, and handle all associated e-mail requests and responses.

     (G) CCEC will handle investor call-ins which are referred by the Company or directed to CCEC by the financial media.

     (H) CCEC will coordinate tele-conference(s) with the brokerage community.

     (I) CCEC will arrange due diligence meetings with various broker-dealers and, if requested, attend said meeting at the Company's expense.

     (J) CCEC will use its best efforts to distribute information to the financial media.

     (K) CCEC will assist in the release and distribution of all Company press releases.

     (L) CCEC will facilitate the Company's invitation to attend various financial conferences at the Company's expense.

     (M) CCEC will publicize the Company in CCEC's quarterly newsletter, which features multiple client companies.

3. TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue for not less than 12 months. This Agreement may be renewed by mutual consent of CCEC and the Company upon written notice by CCEC to the Company and accepted by the Company thirty (30) days prior to the end of the initial 12 month period. The Company may terminate this Agreement at anytime following the initial 12 month period upon thirty (30) days written notice.

4. FEES AND EXPENSES: In consideration of the services to be performed by CCEC, the Company agrees to pay compensation to CCEC as follows:

     (A) Fifty Thousand US Dollars ($50,000.00), payable in cash, and due upon execution of this Agreement.

     (B) In further consideration for its services hereunder, the Company will pay Fifteen Thousand US Dollars ($15,000.00) in cash, due monthly for twelve (12) months or until such time that the Company becomes listed on the AMEX. Upon becoming listed on the AMEX, the monthly amount payable to CCEC by the Company will be reduced to Ten Thousand US Dollars ($10,000.00) per month. The first payment of $15,000 by the Company to CCEC is due March 1, 1998.


                                PAGE TWO OF SIX


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     (C) Upon becoming listed on the AMEX, the Company agrees to pay CCEC One
     Hundred Thousand US Dollars ($100,000.00).

     (D) In further consideration for its services hereunder, the Company will issue to CCEC 300,000 shares of the Common Stock (the "CCEC Shares"). It is understood that the CCEC Shares will initially be unregistered, however, the Company will endeavor to register the CCEC Shares at such time as other shares are registered on any appropriate Registration Statement. Notwithstanding the foregoing, CCEC agrees to keep the CCEC Shares "locked up" as follows:

           (1) 200,000 Shares until October 17, 1998, and
           (2) 100,000 Shares until February 18, 1999.

     (E) An option to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.87 per share. This stock purchase option shall vest with CCEC at such time that the Company becomes listed on the AMEX. CCEC's right to purchase shares of the Company's Common Stock pursuant to this option will expire one (1) year after this option vests with CCEC. CCEC may exercise its right to purchase shares of the Company's common stock pursuant to this option in whole or in part, in minimum increments of 20,000 shares, at any time after this option vests with CCEC. It is understood that the shares of Common Stock underlying this option will initially be unregistered. However, the Company agrees to register these shares at such time as other shares are registered on any appropriate Registration Statement.

     (F) The Company agrees to reimburse CCEC for any and all expenses actually incurred. Such expenses include but are not necessarily limited to travel, hotel, conference fees, press release fees, website development, graphics, copying charges, tele-conference call charges, overnight delivery costs, and other such expenses incurred in the execution of this Agreement. The Company has the right to pre-approve all CCEC expenses which exceed two hundred dollars ($200.00) in advance. CCEC shall use its best efforts to give advance notice to the Company of anticipated charges and receive approval of the same.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY: The Company represents and warrants to CCEC, each such representation and warranty being deemed to be material that:

     (A) The Company will cooperate fully and timely with CCEC to enable CCEC to perform its obligations under this Agreement.
     (B) The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the Company;
     (C) The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.
     (D) The Company will promptly deliver to CCEC a complete due diligence package to include latest 10K, latest 10Q, last 6 months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.
     (E) The Company will promptly deliver to CCEC a list of names and addresses of all shareholders of the Company which it is aware.
     (F) The Company will promptly deliver to CCEC a list of brokers and mar-

                               PAGE THREE OF SIX
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     ket makers of the Company's securities which have been following the
     Company.

     (G) Because CCEC will rely on such information to be supplied it by the Company, all such information shall be true, accurate, complete and not misleading, in all respects.

     (H) The Company will act diligently and promptly in reviewing materials submitted to it by CCEC to enhance timely distribution of the materials and will inform CCEC of any inaccuracies contained therein prior to the projected publication date.

6. DISCLAIMER BY CCEC: CCEC WILL BE THE PREPARER OF CERTAIN PROMOTIONAL MATERIALS. CCEC MAKES NO REPRESENTATION THAT (A) ITS SERVICE WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY (B) THE PRICE OF THE COMPANY'S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL PURCHASE SECURITIES IN THE COMPANY, OR (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE COMPANY.

7. EARLY TERMINATION: If the Company fails to cooperate with CCEC, or fails to make timely payment of the compensation set forth in section 4 of this agreement CCEC shall have the right to terminate any further performance under this Agreement. In such event all compensation shall become immediately due and payable and/or deliverable, and CCEC shall be entitled to receive and retain the same as liquidated damages, and not as a penalty, in lieu of all other remedies, the parties acknowledging and agreeing that it would be too difficult currently to determine the exact extent of CCEC's damage, but that the receipt and retention of such compensation is reasonable present estimate of such damage.

8. LIMITATION OF CCEC LIABILITY: If CCEC fails to perform its services hereunder, its entire liability to the Company shall not exceed the lessor of
(a) the amount of cash compensation CCEC has received from the Company under
Section 4 of this agreement or (b) the actual damage to the Company as a result of such non-performance. IN NO EVENT WILL CCEC BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT FROM THE USE, BY CCEC, OF INFORMATION NOT AUTHORIZED BY THE COMPANY.

9. OWNERSHIP OF MATERIALS: All right, title and interst in and to materials to be produced by CCEC in connection with the contract and other services to be rendered under this Agreement shall be and remain the sole and exclusive property of CCEC, except that if the Company performs fully and timely its obligations hereunder, it shall be entitled to receive upon written request, one hundred (100) copies of all such materials.

10. CONFIDENTIALITY: Until such time as the same may become publicly known, CCEC agrees that any confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon written request of the Company all materials, original documentation provided by the Company will be returned to it. CCEC will, however, require Confidentiality Agreements from its own employees and from contractors CCEC reasonably believes will come in contact with confidential material.


                               PAGE FOUR OF SIX
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                11.NOTICES: All notices hereunder shall be in writing and
                addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail or by national overnight courier services. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

                Notice shall be addressed to CCEC at:
                        Suite 200
                        195 Wekiva Springs Road
                        Longwood, FL 32779

                and to the Company at:
                        Suite 701
                        1900 Market Street
                        Philadelphia, PA 19103

                Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

                12.SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof, and the Agreement shall be construed as if such provision had never been contained herein.

                13.ARBITRATION: Any controversy or claim arising out of or relating to the Agent Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                14.MISCELLANEOUS:
                        (A) EXISTING AGREEMENT: Execution of this Client Service Agreement, between CCEC and the Company, supersedes the existing Market Access Program Agreement made and entered into the 23rd day of October, 1997 between CCEC and the Company.
                        (C) GOVERNING LAW: This Agreement shall be governed by and interpreted under the laws of the State of Florida where CCEC has been organized and this Agreement has been accepted by CCEC.
                        (D) CURRENCY: In all instances, references to dollars shall be deemed to be United States Dollars.
                        (E) MULTIPLE COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

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Executed as a sealed instrument as of the last day and year shown hereunder.

CONFIRMED AND AGREED ON THE 24TH DAY OF FEBRUARY, 1998 CONTINENTAL CAPITAL & EQUITY CORPORATION

By:/s/ Jimmy Holton                  /s/ John R. Manion
   --------------------------        -------------------------
   CCEC Representative               CCEC Officer

   /s/ Pam O'Brien                   /s/ Wendy Vogt
   --------------------------        -------------------------
   Witness                           Witness

CONFIRMED AND AGREED ON THE 23RD DAY OF FEBRUARY, 1998

ASTON TECHNOLOGY GROUP, INC.

By:/s/ Fredric W. Rittereiser        /s/ K. Ivan F. Gothner
   --------------------------        -------------------------
   Duly Authorized                   Witness


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